January 2, 2016

Via Email

Emerald Oil Inc.

200 Columbine Street, Suite 500

Denver, CO 80206

Attn:	Mr. McAndrew Rudisill
CEO & President

Re: Resignation from the Board

Dear Sirs:

Pursuant to this letter and previous discussions, I hereby resign from the Emerald Board of Directors effective immediately.

Sincerely yours,

/s/ J.R. Reger

James R. Reger

cc:	Duke R. Ligon
Seth Setrakian
Daniel L. Spears